EXHIBIT 16.1

May 16, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 of Form 8-K of TRHF Company Limited, Inc. filed with the Securities and Exchange Commission on May 16, 2016 and are in agreement with the statements contained in paragraphs one and three. We have no basis to agree or disagree with other statements of the registrant contained therein.

Our firm reserves the right to seek enforcement against the Company of our engagement letter for the review of the interim financial statements for the three and six month periods ended March 31, 2016 and June 30, 2016, respectively. We also reserve the right to collect any outstanding fees arising from preliminary work for time spent in conjunction with the review of the interim financial statements for the three months ended March 31, 2016, the review of the aforementioned 8-K filing, the preparation of this letter, and any reimbursable travel expenses. We further reserve the right to request payment of a retainer to our firm prior to providing assistance to any successor auditor for time expected to be incurred.

/s/ WWC, Professional Corporation
WWC, Professional Corporation

San Mateo, California